Exhibit 99.1

Lihua International Reports Second Quarter 2010 Financial Results

Company Reports Record Quarter: Year-over-year Gross Profit Up 49%, Net Income Up 48% and EBITDA up 45% on 55% Revenue Increase;
Lihua Raises 2010 Financial Guidance;
Continued Capacity Expansion Expected to Accelerate Top- and Bottom-Line Growth

DANYANG, CHINA — August 12, 2010 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum (“CCA”) wire, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Financial Highlights
•	Sales increased 55% year-over-year to $75.5 million.
•	Gross profit increased 49% year-over-year to $14.5 million.
•	Net income increased 48% to $9.9 million, or $0.34 per diluted share, compared with $6.7 million, or $0.31 per diluted share in the second quarter of 2009.
•
Non-GAAP net income[1] was $9.4 million, a 35% increase compared with $6.9 million in the second quarter of 2009. Non-GAAP net income for the second quarter of 2010 excludes the benefit of $0.9 million from the change in fair value of warrants and one-time expenses of $0.3 million associated with the Company’s follow-on public offering completed in April 2010, and non-GAAP net income for the second quarter of 2009 excludes $0.2 million from the change in fair value of warrants.

•	EBITDA increased 45% year-over-year to $13.0 million.[2]
•	Strong balance sheet with $87.6 million in cash and cash equivalents as of June 30, 2010.

Second Quarter 2010 and Recent Business Highlights
•	Doubled annual refined copper capacity to 50,000 tons with launch of second smelter to accelerate growth.
•	Expanded product portfolio with the addition of copper anode products to address broad refined copper market applications.
•	Completed follow-on public offering for net proceeds of $32.5 million to support growth strategy including planned land purchase for the construction of a new smelting facility.
•	Appointed new auditing firm ranked among the top 10 US auditors, effective July 16, 2010.

[1]Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

2 EBITDA is a non-GAAP measurement. Lihua defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

“We achieved another record quarter of sequential and year-over-year growth across all of our key financial metrics. Our accelerating production and sales of our pure copper and CCA wire products accounted for 90% of our total revenue for the quarter as we successfully increased our wire drawing capacity,” said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua.

“To better address the growing market demand for our refined pure copper products, in July we launched our second smelter and introduced a new copper anode product line. The new smelter effectively doubles our refined copper production capabilities and we expect to be operating at full capacity in September following the conclusion of the seasonal constraints of our business during the hot summer months. Utilizing our new smelter, we are actively producing our new copper anode product, which is the fundamental building block for almost all pure copper products. We expect this portfolio addition to be a strong contributor to our anticipated top- and bottom-line growth, with initial product contributions in the third quarter.

“Our growth outlook is strong and we are confident that we will continue to accelerate our business and achieve healthy growth for the remainder of the year. Accordingly, we have raised our full year 2010 guidance and now expect our net profit to increase by 46-53% compared with last year to $52.9 to $55.7 million, and non-GAAP net income to grow by 48-57% to $38.1 million to $40.3 million.

“With our significantly improved cash position of $87.6 million, we believe we are well equipped to execute our strategic expansion initiatives, which are designed to considerably increase our capacity. China is one of the few countries where smelting capacities are growing. During the first half of the year, China raised imports of copper scrap and concentrates, which require additional processing and refining. Our proprietary copper recycling technology allows us to address the pure copper market with our cost effective products. As a result, we believe we are well positioned to benefit and gain additional share in this increasingly supply constrained large pure copper market,” Mr. Zhu concluded.

Second Quarter 2010 Financial Results
Sales for the second quarter of 2010 increased by 55% to $75.5 million, compared with sales of $48.8 million in the second quarter of 2009. The increase in sales was primarily driven by strong market demand for Lihua’s copper rod and wire products from the Company’s scrap copper refinery business as well as its CCA wire products.

Gross profit for the second quarter of 2010 was $14.5 million, or 19.2% of sales. This compares with gross profit of $9.7 million, or 19.9% of sales, for the second quarter of 2009. The year-over-year increase in gross profit was primarily due to a significant increase in the sale of copper and CCA wire. While these products carry higher gross profit per ton than the Company’s refined copper rod products, gross margins were impacted by the sharp increase in copper price during the period. For the second quarter of 2010, gross profit dollars per ton increased 33.7% over the second quarter of 2009 to $1,553 per ton, from $1,161 per ton in the second quarter of 2009.

Lihua International, Inc.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2010 were $2.1 million, compared with $1.7 million for the same period in 2009. The increase in SG&A for the period was primarily attributable to $0.3 million in one-time expenses associated with Lihua’s follow-on public offering in April to further expand the Company’s scale of operations to meet strong demand.

Interest income for the second quarter of 2010 was $61,000, compared with $47,000 for the second quarter of 2009. Interest expense for the second quarter of 2010 was $40,000, compared with $0.1 million for the same period in the prior year. The decrease in interest expense was mainly due to the repayment of short-term bank loans, which were used for working capital purposes.

For the three months ended June 30, 2010, the provision for income tax expense was $3.4 million, compared with $1.6 million for the three months ended June 30, 2009. The effective tax rate (“EIT”) for the second quarter of 2010 was 25.5%, compared to 19.0% for the year ago period. The increase in EIT was the result of an increase in the enterprise income tax rate for the Company’s Lihua Electron subsidiary.

For the second quarter of 2010, Lihua’s other comprehensive income for foreign currency translation adjustment gains was $0.7 million, compared with a gain of $28,000 in the second quarter of 2009. The foreign currency translation adjustment is based on the average exchange rate of the RMB, compared with the US dollar at the close of each respective reporting period.

Net income for the second quarter of 2010 was $9.9 million, or $0.34 per share based on 29.3 million weighted average diluted shares outstanding. This compares with net income of $6.7 million, or $0.31 per share based on 21.8 million weighted average diluted shares outstanding during the same period in 2009.

Non-GAAP net income for the second quarter of 2010 was $9.4 million, which excludes a $0.9 million benefit for the change in fair valuation of warrants and $0.3 million in one-time expenses associated with Lihua’s follow-on public offering completed in April 2010. This compares with non-GAAP net income of $6.9 million for the second quarter of 2009, which excludes a $0.2 million expense for the change in fair valuation of warrants.

EBITDA for the three months ended June 30, 2010 increased by 45% to $13.0 million, compared with the same period in the prior year.

Balance Sheet
As of June 30, 2010, Lihua had $87.6 million in cash and cash equivalents, compared with $46.3 million as of March 31, 2010 and $34.6 million as of December 31, 2009.  The increase in cash balance is primarily due to Lihua’s follow-on public offering completed on April 14, 2010 for net proceeds of $32.5 million, as well as from $9.1 million of cash from operations in the quarter.

As of June 30, 2010, Lihua had total debt of $2.2 million, which relates to short-term bank loans used for working capital purposes.

Lihua International, Inc.

Outlook

Lihua is raising 2010 gross profit and non-GAAP net income guidance. The Company now expects 2010 gross profit of $52.9 million to $55.7 million, or 46-53% year-over-year growth, and 2010 non-GAAP net income of $38.1 million to $40.3 million, or 48-57% year-over-year growth. The Company expects that 2010 growth will be largely the result of continued strong demand in China for recycled copper and copper alternative products in the household appliance, consumer white goods, automobiles and infrastructure markets.

Lihua previously expected 2010 gross profit of $48.9 million to $50.7 million and 2010 non-GAAP net income of $35.1 million to $36.3 million.

“We are operating near full capacity while trying to keep pace with demand and continuing to expand our business,” said Mr. Zhu. “We remain on track to initiate construction on our planned new copper recycling facility in the fourth quarter of 2010, which we expect to come online in the second half of 2011. This new plant and additional smelting capacity will increase our annual refined copper output to 100,000 tons from our current capacity of 50,000 tons per annum. We also plan to expand our copper and CCA wire drawing capacity by the end of this year through the addition of new high-speed production lines.  We believe these key initiatives will enable us to better address the growing customer demand for pure copper replacement products.”

Conference Call and Webcast

Management of Lihua International will host a conference call today, Thursday, August 12, 2010 at 8:00 a.m. Eastern time to discuss second quarter 2010 financial results.

Individuals interested in participating in the conference parties may do so by dialing 1-877-941-4775 toll free in the U.S. and Canada, or 1-480-629-9761 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through August 19, 2010. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4344011. Following the live webcast, an online archive will be available for 90 days.

Lihua International, Inc.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "EBITDA Calculation" below.

Non-GAAP Net Income Calculation For Three Months Ended June 30,
	2010	2009
Net Income	$9,898,292	$6,705,029
Change in fair value of warrants	(888,975)	215,952
One Time Expenses Incurred for Follow-on Offering	341,878	--
Non-GAAP Net Income	9,351,195	6,922,990

EBITDA Calculation For Three Months Ended June 30,
	2010	2009
Net income	$9,898,292	$6,705,029
Depreciation and amortization	515,421	342,976
Share-based compensation expense	101,336	63,562
Change in fair value of warrants	(888,975)	215,952
Interest income	(61,065)	(47,182)
Interest expenses	40,288	105,667
Provision for income tax	3,388,056	1,572,190
EBITDA	12,993,353	8,958,194

Lihua International, Inc.

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and pure copper products. Current product offerings include CCA and copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$87,599,894	$34,614,838
Restricted cash	-	575,000
Accounts receivable, net	17,200,526	10,996,430
Other receivables and current assets	218,696	493,006
Prepaid land use right – current portion	173,462	172,515
Deferred income tax assets	39,288	98,068
Inventories	15,386,399	17,534,254
Due from a related company	230,553	-
Total current assets	120,848,818	64,484,111
OTHER ASSETS
Property, plant and equipment, net	18,518,837	18,424,080
Construction in progress	52,062	59,558
Deposits for plant and equipment	65,781	28,163
Prepaid land use right – long-term portion	8,126,172	8,168,039
Intangible assets	5,110	2,812
Total non-current assets	26,767,962	26,682,652
Total assets	$147,616,780	$91,166,763

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,208,838	$2,196,772
Accounts payable	7,344,557	4,923,360
Other payables and accruals	1,133,863	681,097
Income taxes payable	3,295,357	1,584,292
Total current liabilities	13,982,615	9,385,521
Warrant liabilities	7,139,125	14,275,483
Total liabilities	21,121,740	23,661,004

SHAREHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and	-	-
outstanding
Common stock, $0.0001 par value: 75,000,000 shares authorized,
29,143,432 and 24,154,083 shares issued and outstanding	2,914	2,416
Additional paid-in capital	68,179,944	28,692,812
Statutory reserves	7,162,010	5,400,994
Retained earnings	47,774,141	30,780,307
Accumulated other comprehensive income	3,376,031	2,629,230
Total shareholders' equity	126,495,040	67,505,759
Total liabilities and shareholders' equity	$147,616,780	$91,166,763

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$75,502,350	$48,827,343	$138,723,052	$69,365,668

Cost of goods sold	(61,002,044)	(39,095,534)	(112,401,462)	(53,923,184)

Gross profit	14,500,306	9,731,809	26,321,590	15,442,484

Selling expenses	(570,420)	(587,356)	(1,021,297)	(790,445)
General and administrative expenses	(1,484,893)	(1,093,499)	(2,778,496)	(1,635,562)

Income from operations	12,444,993	8,050,954	22,521,797	13,016,477

Other income (expenses):
Interest income	61,065	47,182	94,416	71,417
Interest expense	(40,288)	(105,667)	(69,458)	(218,796)
Gain on extinguishment of warrant liabilities	-	-	135,369	-
Change in fair value of warrants	888,975	(215,952)	2,234,829	(340,167)
Other income (expenses)	(68,397)	500,702	(68,397)	500,702

Total other income (expenses), net	841,355	226,265	2,326,759	13,156

Income before income tax	13,286,348	8,277,219	24,848,556	13,029,633

Provision for income tax	(3,388,056)	(1,572,190)	(6,093,706)	(2,335,913)

Net income	9,898,292	6,705,029	18,754,850	10,693,720

Other comprehensive income:
Foreign currency translation adjustment	698,345	28,259	746,801	19,821

Total comprehensive income	$10,596,637	$6,733,288	$19,501,651	$10,713,541

Earnings per share
	$0.35	$0.45	$0.70	$0.71
Diluted	$0.34	$0.31	$0.68	$0.49

Weighted average number of shares outstanding
Basic	28,484,091	15,000,000	26,625,272	15,000,000
Diluted	29,326,571	21,818,182	27,477,388	21,818,182

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)
	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,754,850	$10,693,720
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,009,020	604,419
Loss on disposal of fixed assets	123,182	-
Share-based compensation costs	201,953	127,125
Change in fair value of warrants	(2,234,829)	340,167
Gain on extinguishment of warrant liabilities	(135,369)	-
(Increase) decrease in assets:
Accounts receivable	(6,112,822)	(2,800,642)
Notes receivable	-	321,976
Other receivables and current assets	274,600	(612,001)
Trade receivable from a related company	(228,887)	-
Inventories	2,232,887	(7,333,315)
Deferred income tax benefits	59,020	23,401
Increase (decrease) in liabilities:
Accounts payable	2,382,124	3,474,552
Other payables and accruals	446,769	(258,182)
Income taxes payable	1,693,808	1,164,357
Net cash provided by operating activities	18,466,306	5,745,577

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(1,067,485)	(2,947,312)
Net cash used in investing activities	(1,067,485)	(2,947,312)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering of common stock, net of expenses of $ 2,430,489	32,069,517	-
New short-term bank loans	-	1,463,722
Proceeds from exercise of warrants	2,450,000	-
Release of restricted cash related to private placement of stock and warrants	575,000	1,050,000
Repayments of short-term bank loans	-	(3,220,188)
Net cash provided by (used in) financing activities	35,094,517	(706,466)

Foreign currency translation adjustment	491,718	10,806

INCREASE IN CASH AND CASH EQUIVALENTS	52,985,056	2,102,605
CASH AND CASH EQUIVALENTS, at the beginning of the period	34,614,838	26,041,849

CASH AND CASH EQUIVALENTS, at the end of the period	$87,599,894	$28,144,454

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Shares-based compensation to employees and directors	$201,953	$127,125
Issue of common stock to settle warrant liabilities	$4,766,160	-
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$69,458	$218,796
Cash paid for income taxes	$4,340,878	$1,148,155

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